EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Crescent Banking Company and Subsidiaries

Jasper, Georgia

We consent to the incorporation by reference in the registration statements (Nos. 033-81037 and 333-08545) on Forms S-8 and (No. 333-52554) on Form S-3 of Crescent Banking Company and subsidiaries of our report dated March 5, 2004 with respect to the consolidated balance sheet of Crescent Banking Company and subsidiaries as of December 31, 2003, and the related consolidated statement of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Crescent Banking Company.

/s/ Dixon Hughes PLLC
DIXON HUGHES PLLC

Atlanta, Georgia

March 29, 2004